Exhibit 23.3

CONSENT

We consent to the use of our name, or any quotation from, or summarization of the technical report summary entitled "S-K 1300 Preliminary Feasibility Study & Technical Report Summary - Yerington Copper Project", dated effective May 31, 2025 (the "TRS"), that we prepared, included or incorporated by reference in:

(i) the Current Report on Form 8-K dated February 13, 2026 (the "8-K") of Lion Copper and Gold Corp. (the "Company") being filed with the United States Securities and Exchange Commission; and

(ii) the Company's Form S-8 Registration Statement (File No. 333-284326), and any amendments or supplements thereto.

We further consent to the filing of the TRS as exhibit 96.1 to the 8-K.

NEWFIELDS MINING DESIGN & TECHNICAL SERVICES, LLC

Per:	/s/ Adrien K. Butler
Name: Adrien K. Butler, PE
Title: Senior Project Manager, Partner

Dated: February 13, 2026